SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]


Check the appropriate box:


[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                      ANSWERTHINK CONSULTING GROUP, INC.
               (Name of Registrant as Specified in Its Charter)



                      ANSWERTHINK CONSULTING GROUP, INC.
                  (Name of Persons(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):


[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, schedule or registration statement no.:

   (3) Filing party:

   (4) Date filed:

                      ANSWERTHINK CONSULTING GROUP, INC.
                      1001 BRICKELL BAY DRIVE, SUITE 3000
                             MIAMI, FLORIDA 33131

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

     The 1999 Annual Meeting of Shareholders of AnswerThink Consulting Group, Inc. will be held at The Hotel Inter-Continental Miami, 100 Chopin Plaza, Miami, Florida on Wednesday, May 5, 1999 at 11:00 AM. for the following purposes:


     1. To elect three Class III directors.


     2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company.

     3. To consider and act upon such other business as may properly come before the meeting.

     Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope.


                                        By Order of the Board of Directors


                                        John F. Brennan
                                        Secretary


Miami, Florida
April 15, 1999

                      ANSWERTHINK CONSULTING GROUP, INC.
                      1001 BRICKELL BAY DRIVE, SUITE 3000
                             MIAMI, FLORIDA 33131

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS


                                  MAY 5, 1999


     This Proxy Statement is furnished on or about April 15, 1999 to shareholders of AnswerThink Consulting Group, Inc. (the "Company"), 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders. The shareholder giving the proxy has the power to revoke the proxy at any time before it is exercised at the Annual Meeting. Such right of revocation is not limited by or subject to compliance with any formal procedures.


     The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, personal interview and telephone.


     At the close of business on March 22, 1999, there were 34,699,041 shares of the Common Stock of the Company outstanding and entitled to vote at the meeting. There were 422 record holders as of March 22, 1999, and only shareholders of record on that date will be entitled to vote at the meeting. Each share will have one vote.



                      PROPOSAL 1 - ELECTION OF DIRECTORS


GENERAL


     The Board of Directors currently consists of ten members. The directors are divided into three classes, each class serving for a staggered three-year term. Classes II and III contain three Directors, while Class I contains four Directors. Class I, whose term expires in 2001, consists of Messrs. Fernandez, Montero, Rauner and Wix; Class II, whose term expires in 2000, consists of Messrs. Bahash, Frank and Kessinger; and Class III, whose term expires at the Annual Meeting, consists of Messrs. Miller, Knotts and Keisling. At the Annual Meeting, three directors will be elected to fill positions in Class III. Each of the nominees for Class III, if elected, will serve for terms expiring at the 2002 annual meeting of shareholders.


     Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

     The following table presents information concerning: (i) persons nominated for election as directors of the Company; (ii) for those directors whose term of office will continue after the meeting; and (iii) Named Executive Officers not serving on the Board of Directors:


NOMINEES FOR ELECTION AS A DIRECTOR FOR TERMS EXPIRING IN 2002


Edmund R. Miller ...........  Mr. Miller, 43, is a founder of the Company and has been a Director of the Company since inception. Mr. Miller is President of Miller Capital Management, Inc. ("Miller Capital"), which he founded in June 1996. Mr. Miller is also a Principal of Interprise Technology Partners, L.P. which he founded in 1999. From 1984 through May 1996, Mr. Miller was employed by Goldman, Sachs & Co., serving since 1988 as a Vice President in Private Client Services in the Miami office. Prior to joining Goldman, Sachs & Co., Mr. Miller spent four years as an International Tax Accountant at Price Waterhouse LLP in New York. Mr. Miller serves on the Audit and Compensation Committees of the Board of Directors.

Ulysses S. Knotts, III .....  Mr. Knotts, 43, is a founder of the Company. He has served as Executive Vice President of Sales and Marketing of the Company and Director since inception. Prior to founding the Company, Mr. Knotts served as the Partner-in-Charge of Sales and Marketing and Enterprise Integration Services of KPMG Peat Marwick LLP's ("KPMG's") Strategic Services Consulting, the firm's transformation and IT consulting group, from 1995 to January 1997, and as the Partner-in-Charge of Enterprise Package Solutions from 1994 to 1995. Prior to joining KPMG, Mr. Knotts was employed by IBM from 1980 to 1993 where he held various executive positions in the consulting and sales and marketing areas.

Jeffrey E. Keisling ........  Mr. Keisling, 42, was appointed to the Board of
                              Directors during 1999. Mr. Keisling serves as Senior Vice President and Chief Information Officer of Advanta Corporation ("Advanta"), a position that he has held since December of 1998. Mr. Keisling served as the Vice President and Chief Information Officer of Rhone-Poulenc Rorer Pharmaceuticals from January of 1994 to October of 1998.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY.

DIRECTORS CONTINUING IN OFFICE

Ted A. Fernandez ...........  Mr. Fernandez, 43, is a founder of the Company.
                              He has served as Chief Executive Officer,
                              President and Chairman of its Board of Directors since inception. Mr. Fernandez served as the National Managing Partner of KPMG's Strategic Services Consulting from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG's Management Committee from May 1995 to January 1997. From 1979 to 1993, Mr. Fernandez held several industry, executive and client service positions with KPMG. Mr. Fernandez serves on the Compensation Committee of the Board of Directors. Mr. Fernandez's term as a Director expires in 2001.

Fernando Montero ...........  Mr. Montero, 52, has been a Director of the
                              Company since April 1998. Mr. Montero is President of Mentor Capital Corporation, which he founded in January 1998. Mr. Montero has also served as a partner of the Latin America Enterprise Fund since June 1995. From June 1987 through December 1997, Mr. Montero was President of Hanseatic Corporation, a private investment firm. Mr. Montero served as Minister in the Ministry of Energy and Mines of the Republic of Peru, from August 1982 through December 1983, and as Deputy Minister from August 1980 through April 1982. From 1969 to 1978, Mr. Montero held a variety of positions with Kuhn Loeb & Co., the International Finance Corporation, Inversiones Abancay and Deltec International Group. Mr. Montero serves on the Audit Committee of the Board of Directors. Mr. Montero's term as a Director expires in 2001.

Bruce V. Rauner ............  Mr. Rauner, 43, has been a Director of the Company since its inception. Mr. Rauner serves as managing principal of GTCR Golder Rauner, LLC ("GTCR LLC"), which together with its predecessors manages approximately $2 billion in six private equity funds. Mr. Rauner is also a director of a number of other companies, including Province Healthcare Company, Metamore Worldwide, Inc., Polymer Group, Inc., the Coinmach Corporation and Lason, Inc. Mr. Rauner's term as a Director expires in 2001.

Robert J. Bahash ...........  Mr. Bahash, 54, was appointed to the Board of
                              Directors during 1999. Mr. Bahash is the Executive Vice President and Chief Financial Officer of The McGraw-Hill Companies ("McGraw- Hill"), and has held the position since 1988. Mr. Bahash joined McGraw-Hill in 1974 and prior to being elevated to his current position served in several finance related positions including Senior Vice President, Corporate Financial Operations from 1985 to 1988. Mr. Bahash's term as a Director expires in 2000.

Allan R. Frank .............  Mr. Frank, 44, is a founder of the Company. He has served as Executive Vice President and Chief
                              Technology Officer and Director of the Company since inception. Prior to founding the Company, from May 1994 to January 1997 Mr. Frank served as the Chief Technology Officer for KPMG and as the Partner in Charge of Enabling Technologies with KPMG's Strategic Services Consulting. Mr. Frank also served on KPMG's Board of Directors from September 1994 to January 1997. Prior to 1994, Mr. Frank held several executive and client service responsibilities with KPMG. Mr. Frank's term as a Director expires in 2000.

William C. Kessinger .......  Mr. Kessinger, 32 has been a Director of the
                              Company since inception. Mr. Kessinger joined GTCR LLC's predecessor entity in May 1995 and became a Principal in September 1997. Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School and received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of Excaliber, Inc., Global Imaging Systems, Inc., National Equipment Services, Inc., Users, Inc. and National Computer Print, Inc. Mr. Kessinger serves on the Audit and Compensation Committees of the Board of Directors. Mr. Kessinger's term as a Director expires in 2000.

Alan T.G. Wix ..............  Mr. Wix, 57, was appointed to the Board in 1999.
                              Mr. Wix was retired in August 1998 as Managing Director Core IT Development of Lloyds TSB ("Lloyds"), a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds. Mr. Wix' term as Director expires in 2001.

NAMED EXECUTIVE OFFICERS NOT ON THE BOARD OF DIRECTORS

John F. Brennan ............  Mr. Brennan, 41, served as Executive Vice
                              President, Acquisitions and Strategic Planning and Secretary from August 1997 to January 1999 when he was named Executive Vice President and Chief Administrative Officer and Secretary. Mr. Brennan was employed by Ryder System, Inc. ("Ryder"), as Vice President and Treasurer from June 1996 through August 1997. From January 1994 to June 1996, Mr. Brennan served as Assistant Controller of Operations Accounting for Ryder. Mr. Brennan held a variety of accounting and finance positions with Ryder from 1986 through 1994. Prior to joining Ryder, Mr. Brennan was a Manager with Arthur Andersen & Co.

Luis E. San Miguel .........  Mr. San Miguel, 39, has served as Executive Vice
                              President, Finance and Chief Financial Officer of the Company since inception. From 1994 through April 1997, Mr. San Miguel served as the Chief Financial Officer of KPMG's Strategic Services Consulting. Prior to joining KPMG, Mr. San Miguel spent three years with Burger King Corporation in several positions, the last of which was Director of Operations, Finance and Cash Management.

                     BOARD AND BOARD COMMITTEE INFORMATION


BOARD COMMITTEES


     The Compensation Committee of the Board of Directors consists of Messrs. Fernandez, Kessinger and Miller. The Compensation Committee is responsible for determining compensation for the Company's executive officers and administering the Company's Stock Plans. Mr. Fernandez does not participate in the determination of his compensation. The Audit Committee of the Board of Directors is comprised of Messrs. Kessinger, Miller and Montero. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of such engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. Prior to April 1998, the Company had no separate compensation committee or audit committee, or other board committee performing equivalent functions with respect to determining compensation for the Company's executives or audit-related matters, and those functions were performed by the Company's Board of Directors.


ATTENDANCE AT MEETINGS


     During fiscal 1998, the Board of Directors held three meetings, and the Compensation Committee held three meetings. During each director's service on the Board of Directors, each director of the Company attended 75% or more of Board of Director meetings, and 75% or more of meetings of each committee on which he served.


DIRECTORS' FEES


     Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its committees. Directors who are not officers or employees of the Company receive upon initial election to the Board an option to purchase 15,000 shares of Common Stock for a purchase price equal to the market value of the underlying stock on the date of grant. Each option is expected to have a term of ten years and to vest in five equal installments beginning on the first anniversary of the date of grant. All directors will be reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 22, 1999: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) by each of the Named Executive Officers; (iii) by each director of the Company; (iv) by all of the Company's directors and executive officers as a group.


                                                AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(1)
------------------------------------------   -------------------------   --------------------
Ted A. Fernandez(2)(3) ...................            1,466,670                   4.2%
Allan R. Frank(2) ........................            1,466,666                   4.2
Ulysses S. Knotts, III(2)(4) .............            1,466,666                   4.2
Luis E. San Miguel(2) ....................              182,664                    *
Bruce Rauner(5)(6) .......................            5,891,225                  17.0
William C. Kessinger(5)(7) ...............            5,895,204                  17.0
Fernando Montero(2)(8) ...................              890,096                   2.6
John F. Brennan(2) .......................              140,000                    *
Alan T.G. Wix(12) ........................                    0                    *
Jeffrey E. Keisling(13) ..................                  200                    *
Robert J. Bahash(9) ......................                7,400                    *
Golder, Thomas, Cressey, Rauner Fund V, LP
  and certain affiliates(5)(10) ..........            5,891,225                  17.0
Edmund R. Miller(2)(11) ..................            2,540,668                   7.3
All directors and executive officers
  as a group (12 persons) ................           14,056,234                  40.5

----------------

  *     Represents less than 1%.
 (1)    The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States
        Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 22, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2)    The address for each of Messrs. Fernandez, Frank, Knotts, Brennan, San Miguel, Montero and Miller is 1001 Brickell Bay
        Drive, Suite 3000, Miami, Florida 33131.
 (3)    Includes 1,366,670 shares held through the Aurelio E. Fernandez Trustee of the Ted A. Fernandez Flint Trust, 50,000
        shares held through each of the Ted A. Fernandez, Jr. Irrevocable Trust (1998) and the Christina Marie Fernandez
        Irrevocable Trust (1998).
 (4)    Includes 50,000 shares held through the Ulysses Knotts Irrevocable Trust.
 (5)    The address of each of Messrs. Rauner and Kessinger, Golder Thoma Cressey, Rauner Fund V, LP and its affiliates is
        6100 Sears Tower, Chicago, Illinois 60606.
 (6)    Includes 5,891,225 shares owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and certain of its affiliates, as described in footnote (10), for which Mr. Rauner disclaims beneficial ownership except to the extent of his proportionate ownership interest therein.
 (7)    Includes 3,979 shares beneficially owned by Mr. Kessinger. Also includes 5,891,225 shares owned by Golder, Thoma,
        Cressey, Rauner Fund V, L.P. and certain of its affiliates, as described in footnote (10), for which Mr. Kessinger disclaims
        beneficial ownership except to the extent of his proportionate ownership interest therein.
 (8)    Includes (i) 204,000 shares held by Mr. Montero and his wife as joint tenants; and (ii) 686,096 shares held by four entities whose investments are managed by affiliates of Mr. Montero. Mr. Montero disclaims beneficial ownership of the shares owned by these four entities.
 (9)    The address of Mr. Bahash is 1221 Avenue of the Americas, 49th Floor, New York, New York 10020.
(10)    Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR V") owns 5,880,956 shares. GTCR Associates V, a partnership affiliated with GTCR V, owns 10,269 shares. Messrs. Rauner and Kessinger are principals in Golder, Thoma, Cressey,
        Rauner, Inc., which is the general partner of each of GTCR V and GTCR Associates V. Messrs. Rauner and Kessinger
        disclaim the beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interests therein.
(11)    Includes 1,280,000 shares held through the George E. Miller Trustee of the Edmund R. Miller Flint Trust. Mr. Miller
        disclaims beneficial ownership of these shares. Also includes (i) 200,000 shares held directly by Miller Capital, which is wholly owned by Mr. Miller, (ii) 380,668 shares held directly by Southeast Investments International, Ltd., which is an investment fund managed by Miller Capital and (iii) 680,000 shares held directly by Southeast Investments, L.P., which is an investment fund managed by Miller Capital and in which Mr. Miller owns, indirectly, approximately a 42%
        interest. Mr. Miller disclaims the beneficial ownership of the shares owned by these entities, except to the extent of his pecuniary interest therein.
(12)    The address of Mr. Wix is 99 Merewood Road, Barnehurst, Kent, England DA7 6PH.
(13)    The address of Mr. Keisling is Welsh and McKean Road, Springhouse, PA 19477.

                                 COMPENSATION



SUMMARY COMPENSATION TABLE


     The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and the four other executive officers of the Company (the "Named Executive Officers") whose salary and bonus for services rendered in all capacities to the Company exceeded $100,000 during the fiscal year 1998 (year ended January 1, 1999) . The information presented for fiscal year 1997 is for the Inception Period (the period from April 23, 1997 (inception) to January 2, 1998):


                                                           ANNUAL      ANNUAL        ALL OTHER
NAMES AND PRINCIPAL POSITION(S)          FISCAL YEAR       SALARY       BONUS       COMPENSATION
-------------------------------------   -------------   -----------   --------   -----------------
Ted A. Fernandez                               1998      $500,000                 $        3,846
 President, Chief Executive Officer            1997       375,000                        295,403(1)
 and Chairman
Allan R. Frank                                 1998       500,000                          3,846
 Executive Vice President                      1997       375,000                        307,185(1)
 and Chief Technology Officer
Ulysses S. Knotts, III                         1998       500,000                          3,846
 Executive Vice President,                     1997       375,000                        216,185(1)
 Sales and Marketing
John F. Brennan                                1998       200,000     30,000               1,539
 Executive Vice President,                     1997        70,000                            521
 Chief Administrative Officer
Luis E. San Miguel                             1998       175,000     17,500               1,346
 Executive Vice President,                     1997       132,708                             --
 Finance and Chief Financial Officer

----------------
(1) Represents cash payments made by the Company to each of Messrs. Fernandez, Frank and Knotts relating to obligations assumed by the Company for compensation earned during the period from December 1, 1996 to the date of the Company's inception.



OPTION GRANTS IN LAST FISCAL YEAR


     The following table summarizes the options to acquire common stock granted to each of the Named Executive Officers during the fiscal year ended January 1, 1999:



                                                              INDIVIDUAL GRANTS
                                 ----------------------------------------------------------------------------
                                  NUMBER OF SECURITIES   PERCENT OF TOTAL OPTIONS
                                   UNDERLYING OPTIONS      GRANTED TO EMPLOYEES       EXERCISE     EXPIRATION
NAME                                     GRANTED              IN FISCAL YEAR       OR BASE PRICE      DATE
-------------------------------- ---------------------- ------------------------- --------------- -----------
Ted A. Fernandez ...............             --                     --                     --             --
Allan R. Frank .................             --                     --                     --             --
Ulysses S. Knotts, III .........             --                     --                     --             --
Luis E. San Miguel .............             --                     --                     --             --
John F. Brennan ................          5,000(1)                 .21                $ 21.50      June 30,
                                                                                                     2008



                                  POTENTIAL REALIZABLE
                                    VALUE AT ASSUMED
                                    ANNUAL RATES OF
                                      STOCK PRICE
                                      APPRECIATION
                                    FOR OPTION TERM
                                 ----------------------
NAME                                 5%         10%
-------------------------------- ---------- -----------
Ted A. Fernandez ...............       --          --
Allan R. Frank .................       --          --
Ulysses S. Knotts, III .........       --          --
Luis E. San Miguel .............       --          --
John F. Brennan ................  $67,600    $171,350

----------------
(1) The options granted to Mr. Brennan vest and become exercisable 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, respectively.

FISCAL YEAR-END OPTION VALUES


     The following table sets forth certain information as of January 1, 1999 with respect to stock options owned by the Named Executive Officers as of such date:



                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                            OPTIONS AT                IN-THE-MONEY OPTIONS
                                          FISCAL YEAR-END              AT FISCAL YEAR-END
                                   ----------------------------   ---------------------------
NAME                                EXERCISABLE/ UNEXERCISABLE     EXERCISABLE/ UNEXERCISABLE
--------------------------------   ----------------------------   ---------------------------
Ted A. Fernandez ...............                   --                              --
Allan R. Frank .................                   --                              --
Ulysses S. Knotts, III .........                   --                              --
Luis E. San Miguel .............                   --                              --
John F. Brennan ................              0/5,000                      $0/$26,875

EMPLOYMENT AGREEMENTS

     Each of Messrs. Fernandez, Frank and Knotts (collectively, the "Senior Executives") entered into an employment agreement with the Company effective as of June 2, 1998 (each, a "Senior Executive Agreement"). Each of the Senior Executive Agreements is for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and provides for an annual salary of $500,000 for the applicable Senior Executive, plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event a Senior Executive is terminated by the Company without "cause" (as defined), or the Senior Executive terminates his employment with "good reason" (as defined), other than in the case of a "change in control" (as discussed below), that Senior Executive will be entitled to severance payments equaling that Senior Executive's annual salary and benefits for a one-year period from the date of termination. The Company will have the option to extend such severance payments for an additional one-year period. In the event the terminated Senior Executive finds new employment, the Company will be able to cease making or reduce the severance payments and benefits. If a Senior Executive's employment is terminated by the Company without cause or by the Senior Executive with good reason, in either case in anticipation of, in connection with or within one year after a "change in control" (as defined) his salary will be continued for two years (without offset for earnings from other employment), his benefits will be continued for two years (subject to cessation if the Senior Executive is entitled to similar benefits from a new employer) and stock options and shares of restricted stock then held by him will become fully vested. Under the terms of the Senior Executive Agreements, each of the Senior Executives agrees to preserve the confidentiality and the proprietary nature of all information relating to the Company and its business. Each Senior Executive Agreement contains certain non-competition and non-solicitation provisions.

     The Senior Executive Agreements replaced the employment provisions contained in, and amended in certain other respects, the Senior Management Agreements entered into by each of the Senior Executives on April 23, 1997 (the "Senior Management Agreements"). The Senior Management Agreements contain provisions affecting 800,000 shares of Common Stock held by each of the Senior Executives (the "Time Vesting Stock"), of which 50% will vest on April 23, 1999, 25% will vest on April 23, 2000 and 25% will vest on April 23, 2001, provided that if a Senior Executive's employment with the Company is terminated by the Company without cause prior to April 23, 2001, then all shares of Time Vesting Stock which have vested up to that date plus one-half of all unvested Time Vesting Stock held by such Senior Executive on such date shall be vested as of the date of such termination.

     Luis E. San Miguel entered into an employment agreement with the Company effective as of June 2, 1998. Mr. San Miguel's employment agreement has a three-year term (with an automatic renewal for one additional year thereafter and each subsequent anniversary unless either party gives contrary notice) and provides for an annual salary of $175,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. San Miguel is terminated by the Company without "cause" (as defined), or Mr. San Miguel terminates his employment with "good reason" (as defined), Mr. San Miguel will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination, which may be extended at the option of the Company for an additional six-month period. In the event Mr. San Miguel finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company's employment agreement with Mr. San Miguel contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. San Miguel's employment is terminated by the Company without cause or by Mr. San Miguel with good reason, in either case in anticipation of, in connection with or within one year after a "change of control" (as defined), his salary will be continued for one year (without offset for earnings from other employment), his benefits will be continued for one year (subject to cessation if Mr. San Miguel is entitled to similar benefits from a new employer) and stock options and shares of restricted stock then held by him will become fully vested.


     John F. Brennan entered into an employment agreement with the Company effective as of March 23, 1999. Mr. Brennan's employment agreement has a three-year term (with an automatic renewal for one additional year thereafter and each subsequent anniversary unless either party gives contrary notice) and provides for an annual salary of $250,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. Brennan is terminated by the Company without "cause" (as defined), or Mr. Brennan terminates his employment with "good reason" (as defined), Mr. Brennan will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination, which may be extended at the option of the Company for an additional six-month period. In the event Mr. Brennan finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company's employment agreement with Mr. Brennan contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. Brennan's employment is terminated by the Company without cause or by Mr. Brennan with good reason, in either case in anticipation of, in connection with or within one year after a "change of control" (as defined), his salary will be continued for one year (without offset for earnings from other employment), his benefits will be continued for one year (subject to cessation if Mr. Brennan is entitled to similar benefits from a new employer) and stock options and shares of restricted stock then held by him will become fully vested.


STOCK OPTION PLANS


     The Company's Stock Option Plan permits the Board of Directors, or a committee of the Board of Directors, to grant (i) options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company, as well as non-qualifying options to employees and to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company, (ii) shares of Common Stock, subject to certain restrictions (the "Restricted Common Stock"), to the Company's employees, directors and other representatives and (iii) conditional rights to receive Restricted Common Stock in the future ("Restricted Common Stock Units"). The Stock Option Plan authorizes the issuance of up to 10,000,000 shares of Common Stock pursuant to options or as Restricted Common Stock or Restricted Common Stock Units, plus shares of Common Stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction), provided that no more than 5,000,000 shares of Common Stock can be awarded as Restricted Common Stock. During any calendar year, the maximum number of options that may be granted to any one person is 3,000,000 and the maximum number of shares of Restricted Common Stock and Restricted Common Stock Units that may be issued to any one person is 3,000,000.

     The Compensation Committee administers grants of options, which includes establishing the exercise price per share under each option and a vesting schedule for any options to purchase shares of Common Stock. Except as provided by the Board of Directors, the option exercise price per share for stock options granted under the Stock Option Plan may not be less than 100% of the fair market value per share of Common Stock on the date of grant of the option (or 110% of the fair market value per share of Common Stock in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of shares of Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year.


     The Compensation Committee also determines the number of shares, the purchase price per share and a vesting schedule for any shares of Restricted Common Stock or Restricted Common Stock Units that are to be issued under the Stock Option Plan. In the event a holder of Restricted Common Stock or Restricted Common Stock Units ceases to be employed by the Company for any reason, the Stock Option Plan provides that any unvested Restricted Common Stock or Restricted Common Stock Units held by such person will be forfeited immediately to the Company.


     The Board of Directors may amend or terminate the Stock Option Plan with respect to shares of Common Stock as to which options have not been granted or with respect to shares of Restricted Common Stock or Restricted Common Stock Units which have not been granted.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors consists of Messrs. Fernandez, Kessinger and Miller. The Compensation Committee is responsible for determining compensation for the Company's executive officers and administering the Company's Stock Plans. Mr. Fernandez does not participate in the determination of his compensation. Prior to April 1998, the Company had no separate compensation committee or other board committee performing equivalent functions with respect to determining compensation for the Company's executives, and those functions were performed by the Company's Board of Directors. The Committee endeavors to meet no less than three times per year to review issues associated with compensation, option awards, human resource policies, personnel recruitment and retention and to consider, amend, or approve the Company's bonus plan and related performance metrics recommended by the Company's Chief Executive Officer.


     The Committee has adopted a performance-based compensation policy that considers both short-term and long-term business objectives. These two components focus management on increasing the strength of the business and its ability to serve customers with comprehensive, high value services, while building an organization in a deliberate, thoughtful way. The current compensation program applies to all employees of the Company, including its executive officers. The Committee believes that all employees of the Company should have the same opportunity to participate in performance-based compensation.


     The current compensation program includes three components: base salary, performance-based cash bonus, and performance-based stock option awards. All employees receive a stock option grant upon hire by the Company which varies based on employee level. Additional stock options are granted on an annual basis to those employees who made a substantial contribution to shareholder value during the past year. Options generally vest at the rate of 50% on the second anniversary of grant, and 25% on the third and fourth anniversaries. This program encourages all employees to focus on activities that improve shareholder value and enhances employee retention. Cash bonuses are accrued and paid annually pursuant to the Company's bonus plan. The size of the bonus pool at the conclusion of the year is based on the financial results of the Company and partly on other objectives determined by the Company including the generation of new business. Employees participate in the bonus pool based on individual performance.

     The bonus pool for the Company for fiscal 1998 averaged approximately 10% of salaries and was paid in February of 1999. For fiscal 1999, the total bonus pool opportunity will range from 5% to 25% of salaries based on the Company's performance.


     On an annual basis, the Compensation Committee approves the compensation package for executive officers which includes base salary, performance-based cash bonuses, and performance-based stock options. Base salaries are targeted at competitive market levels based on each executive's experience and role in the organization. At the February 12, 1999 Compensation Committee meeting, compensation packages were approved for the executive officers.


     Mr. Fernandez' compensation, like that of the other executive officers of the Company, is determined in accordance with the policies set forth above. As the Company's Chief Executive Officer, his leadership has been a significant factor in the achievement of the Company's goals. In addition, Mr. Fernandez has been an exceptionally effective spokesman concerning the Company's strengths and prospects for the future. Mr. Fernandez' salary for 1998 of $500,000 was unchanged from his 1997 salary, on an annualized basis.


     Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee intends to consider annually whether it should adopt a policy regarding 162(m) and to date has concluded that it is not appropriate to do so. One reason for this conclusion is that, assuming the current compensation policies and philosophy remain in place,
Section 162(m) will not be applicable in the near term to any executive's compensation.


   Submitted by the members of the Compensation Committee:


                               Ted A. Fernandez
                               William C. Kessinger
                               Edmund R. Miller


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee of the Board of Directors, which serves the traditional functions of a compensation committee, consists of Ted A. Fernandez, William C. Kessinger and Edmund R. Miller. Messrs. Kessinger and Miller were not at any time during the fiscal year ended January 1, 1999, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION


     The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Company, the NASDAQ Stock Market Index and the Hambrecht & Quist Technology Information Services Index. Although the SEC requires the Company to present such a graph for a five-year period, the Common Stock has been publicly traded only since May 28, 1998 and, as a result, the following graph commences as of such date. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.


                               [GRAPHIC OMITTED}



                                                       CUMULATIVE TOTAL
                                                            RETURN
                                                      -------------------
                                                       5/28/98     1/1/99
                                                      ---------   -------
ANSWERTHINK CONSULTING GROUP, INC.                        100        207
NASDAQ STOCK MARKET (U.S.)                                100        124
HAMBRECHT & QUIST BUSINESS SERVICES SECTOR -
 BUSINESS SERVICES, IT SERVICES INDEX                     100        120

          PROPOSAL 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") has acted as the Company's independent auditors for the year ended January 1, 1999 and has been selected by the Board of Directors to act as such for the examination of the Company's financial statements for the year ended December 31, 1999, subject to ratification by the shareholders. Representatives of PricewaterhouseCoopers are expected to be present at the shareholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.


     In the event the appointment of PricewaterhouseCoopers as independent public auditors for the year ended December 31, 1999 is not approved by the shareholders, the adverse vote will be considered as a direction to the Board of Directors to consider the selection of other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year ended December 31, 1999 will be permitted to stand unless the Board finds other good reason for making a change.


     THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1999 IS IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR PROPOSAL 2. YOUR PROPOSAL WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                               VOTING PROCEDURES


     Shares can be voted only if the shareholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast by the shareholders present at the Meeting (in person or by proxy). Proposal 2 must be approved by a majority of the shares of Common Stock voting for or against the Proposal at the Meeting. Unless otherwise indicated, executed proxies will be voted for Proposals 1 and 2.


     Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to shareholders other than elections of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                             SHAREHOLDER PROPOSALS


     All shareholder proposals intended to be presented at the 2000 Annual Meeting of the Company must be received by the Company no later than December 17, 1999 and must otherwise comply with the rules of the SEC for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


     All proposals intended to be presented at the 2000 Annual Meeting of the Company, which are not sought to be included in the proxy statement, must have been received by the Company no later than March 1, 2000.


                       TRANSACTIONS WITH RELATED PARTIES


     In September 1998, Miller Capital and certain affiliates formed Netera, Inc. ("Netera"), a company engaged in the systems/network integration business in the U.S. market. In connection with the formation of Netera, one of the Company's employees joined Netera as a shareholder and as chief executive officer. The Company owns a 5% fully-diluted equity interest in Netera.


     The Company is a party to an Alliance Agreement, dated as of December 10, 1997 (the "Alliance Agreement"), by and among the Company and NetSol International, Inc., a Florida corporation ("NetSol"). Pursuant to the Alliance Agreement, the Company will receive referrals and leads on consulting and other projects from NetSol in both the U.S. and Latin American markets, and provides for certain commission sharing and procurement arrangements. NetSol has provided the Company with such products as computer hardware and telephone systems and related procurement services. For the fiscal year ended January 1, 1999, payments to NetSol for such products and services totaled approximately
$ 1.7 million. The Company believes that the terms on which such goods and services were acquired are comparable to those that would be obtained from a third-party vendor in arms-length transactions. GTCR V owned 33.33%, and Messrs. Fernandez, Frank, Knotts and Miller owned 12.59%, 5.03%, 5.03% and 2.52% of NetSol's common stock, respectively.


     In March, 1999, Netera acquired NetSol for $1.9 million. Pursuant to the terms of the acquisition, and as consideration for their NetSol shares, Messrs. Fernandez, Frank and Knotts and GTCR V received shares in Netera and committed to make future capital contributions to Netera, and Mr. Miller received cash. Messrs. Fernandez, Frank and Knotts assigned their Netera stock and financing commitment to Interprise Technology Partners, L.P. ("Interprise"), an entity controlled by Mr. Miller, in exchange for an ownership interest in Interprise. After these transactions, Interprise and affiliates of Mr. Miller have an approximately 75% ownership interest in Netera, and GTCR V and its affiliates have an approximately 3.5% ownership interest in Netera.



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     To the Company's knowledge, all reports required to be filed under Section 16 of the Securities Exchange Act were filed timely.



                                 OTHER MATTERS


     Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Company's form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.


                                        By Order of the Board of Directors



                                        John F. Brennan Secretary

                                     PROXY

                       ANSWERTHINK CONSULTING GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Ted A. Fernandez and John F. Brennan, jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of Common Stock, par value $.001 per share, of AnswerThink Consulting Group, Inc., a Florida corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 5, 1999, or any adjournments thereof, as follows on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] PLEASE MARK VOTES AS IN THIS SAMPLE.

1. Election of Directors
   NOMINEES:  Edmund R. Miller, Ulysses S. Knotts, III
              and Jeffrey E. Keisling

       FOR    [ ]     [ ]  WITHHELD
       ALL                 FROM ALL
    NOMINEES               NOMINEES

[] ______________________________________       MARK HERE [ ]
   For all nominees except as noted above     FOR ADDRESS
                                               CHANGE AND
                                               NOTE BELOW

2. Proposal to ratify                       FOR   AGAINST  ABSTAIN
   PricewaterhouseCoopers LLP as the        [ ]     [ ]      [ ]
   Company's independent public
   accountants for the 1999 fiscal year.

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

(Please sign excactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature ____________________________ Date: ___________________________

Signature ____________________________ Date: ___________________________